Exhibit 99.1

News Release

Contacts:	Jenny Gelhausen Investor Relations Oracle Corporation (650) 506-4073

ORACLE UPDATES CURRENCY EFFECT ON REVENUES

NO CHANGES TO GUIDANCE

REDWOOD SHORES, Calif., July 1, 2005 — Oracle Corporation (NASDAQ: ORCL) today updated the expected currency effect on total revenues for fiscal 2006, given the recent rise in the U.S. Dollar. As of June 30, 2005, currency is expected to have a negative effect of 2% on total revenues for the full year. The expected currency impact for the first fiscal quarter is unchanged at positive 2%. Oracle is not making any changes to its guidance for the first fiscal quarter of fiscal 2006 or for the full fiscal year.

Oracle is the world’s largest enterprise software company. For more information about Oracle, including supplemental financial information, please call Investor Relations at (650) 506-4073 or visit Oracle on the web at www.oracle.com/investor .

“Safe Harbor” Statement: Statements in this press release relating to Oracle’s future plans and prospects are “forward-looking statements” and are subject to material risks and uncertainties. Many factors could affect our current expectations and our actual results, and could cause actual results to differ materially. We presently consider the following to be among the important factors that could cause actual results to differ materially from expectations: (1) Economic, political and market conditions could adversely affect our revenue growth and profitability. We may fail to achieve our financial forecasts due to such factors as delays or size reductions in transactions, unanticipated fluctuations in currency exchange rates, delays in product delivery, or a decline in our renewal rates for software license updates and product support. (2) We have an active acquisition program, and our acquisitions may not be successful, may involve unanticipated costs or other integration issues, or may disrupt our existing operations. (3) We cannot assure market acceptance of new products or new versions of existing products. (4) Periodic changes to our pricing model and sales organization could temporarily disrupt operations and cause a decline or delay in sales. (5) Intense competitive forces demand rapid technological advances and frequent new product introductions, and could require us to reduce prices. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Factors That May Affect Our Future

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Results or the Market Price of Our Stock”. Copies of these filings are available online from the SEC or by contacting Oracle Corporation’s Investor Relations Department at (650) 506-4073 or by clicking on SEC Filings on Oracle’s Investor Relations website at http://www.oracle.com/investor. All information set forth in this release is current as of July 1, 2005. Oracle undertakes no duty to update any statement in light of new information or future events.